    Exhibit 99

Titan Tire Corporation enters agreement to purchase Goodyear Farm Tire business

Quincy, IL. - February 28, 2005 -  Titan Tire Corporation, a subsidiary of Titan International, Inc.(NYSE: TWI), has entered into a definitive agreement to purchase The Goodyear Tire & Rubber Company’s North American farm tire business. The closing is subject to government approval and to Titan reaching an agreement with the United Steelworkers of America membership at the Goodyear facility in Freeport, Illinois.

Titan will purchase the assets of Goodyear’s farm tire business for approximately $100 million. Titan’s current senior lenders have agreed to fund the transaction and the company plans to raise $125 million in long-term debt or complete another convertible bond offer in the public market to reduce the senior debt. Merrill Lynch will be responsible for leading these funding efforts. The Goodyear farm tire acquisition will add approximately $210 million in revenue to Titan’s overall sales.

“We are honored that Goodyear chose Titan to facilitate the growth of the Goodyear brand for farm tires in North America. Combining Titan’s focused engineering expertise in addressing the needs of the farming community with the power of the Goodyear name creates an undeniable advantage for the American farmer. Also, the linking of the Goodyear and Titan brands will provide dealers and customers with the largest selection of farm tires manufactured by any company in North America. This transaction complements Titan’s leading position in off-highway steel wheels,” stated Maurice Taylor Jr., Titan president and CEO.

Titan’s major competitors in North America include Firestone, owned by Japan-based Bridgestone, and Michelin, based in France.

The agreement calls for offering two brands in North America, Goodyear and Titan, with Goodyear being positioned as the premium brand. The combined dealer network will be the most extensive in the North American farm tire industry. A decision will be reached regarding the location of the headquarters for the combined tire group (Des Moines, Iowa, or Freeport, Illinois) by June 2005.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2004.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Contact: Lisa Ross
Communications Coordinator
(217) 221-4489